                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         ELITE INFORMATION GROUP, INC.

                                       AT

                              $14.00 NET PER SHARE

                                       BY

                             GULF ACQUISITION CORP.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, MAY 8, 2003, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 2, 2003, AMONG THE THOMSON CORPORATION, A CORPORATION ORGANIZED UNDER THE LAWS OF ONTARIO, CANADA, GULF ACQUISITION CORP., A DELAWARE CORPORATION AND AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF THE THOMSON CORPORATION, AND ELITE INFORMATION GROUP, INC. A DELAWARE CORPORATION. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, TOGETHER WITH THE SHARES THEN OWNED BY THE THOMSON CORPORATION OR ANY SUBSIDIARY OF THE THOMSON CORPORATION, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF APRIL 14, 1999, AS AMENDED, BETWEEN ELITE INFORMATION GROUP, INC., AND EQUISERVE TRUST COMPANY, N.A., AS RIGHTS AGENT)) AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR ANY APPLICABLE FOREIGN ANTITRUST LAW HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
                             ---------------------

     THE BOARD OF DIRECTORS OF ELITE INFORMATION GROUP, INC. HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTEREST OF, THE ELITE INFORMATION GROUP, INC.'S STOCKHOLDERS, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT ELITE INFORMATION GROUP, INC.'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares must either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

     Questions or requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                             ---------------------

April 11, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    i
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
   1.  Terms of the Offer; Expiration Date..................    3
   2.  Acceptance for Payment and Payment for Shares........    5
   3.  Procedures for Accepting the Offer and Tendering
       Shares...............................................    6
   4.  Withdrawal Rights....................................    8
   5.  Certain Federal Income Tax Consequences..............    9
   6.  Price Range of Shares; Dividends.....................   10
   7.  Certain Information Concerning the Company...........   10
   8.  Certain Information Concerning Thomson and
       Purchaser............................................   14
   9.  Financing of the Offer and the Merger................   15
  10.  Background of the Offer; the Merger Agreement and
       Related Agreements...................................   15
  11.  Purpose of the Offer; Plans for the Company After the
       Offer and the Merger.................................   33
  12.  Dividends and Distributions..........................   36
  13.  Possible Effects of the Offer on the Market for
       Shares, Nasdaq Listing, Margin Regulations and
       Exchange Act Registration............................   36
  14.  Certain Conditions of the Offer......................   37
  15.  Certain Legal Matters and Regulatory Approvals.......   38
  16.  Fees and Expenses....................................   40
  17.  Miscellaneous........................................   41

SCHEDULES

  Schedule I    Directors and Executive Officers of Thomson and Purchaser

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the back cover of this Offer to Purchase. All dollar amounts in this Offer to Purchase are in U.S. dollars.

WHO IS OFFERING TO BUY MY ELITE SHARES?

- We are Gulf Acquisition Corp., a newly formed Delaware corporation and an indirect wholly-owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada. We were organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See "Section 8. Certain Information Concerning Thomson and Purchaser."

- The Thomson Corporation is a leading provider of integrated information solutions to the business and professional marketplace. Thomson is comprised of four market groups. The Legal & Regulatory group is a leading provider of integrated information and software-based solutions for legal, tax, accounting, intellectual property, compliance and business professionals. The Learning group provides a wide range of tailored learning solutions to colleges, universities, professors, students, libraries, reference centers, government agencies, corporations and professionals. The Financial group provides a broad range of financial products and information solutions to the global financial services industry, including investment bankers, sales and trading professionals, investment managers, retail brokers, financial planners and corporate executives. The Scientific & Healthcare group provides integrated information solutions to researchers, physicians and other professionals in the academic, corporate and healthcare sectors. Common shares of Thomson are listed on the Toronto and New York Stock Exchanges. See "Section 8. Certain Information Concerning Thomson and Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

- We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Elite Information Group, Inc. See "Introduction" and "Section 1. Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

- We are offering to pay $14.00 per share of common stock of Elite, net to the seller in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. If you own your Elite shares through a broker or other nominee, and your broker tenders your Elite shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

- We are not obligated to purchase any Elite shares unless there have been validly tendered and not withdrawn prior to the expiration of the Offer the number of Elite shares that represents at least a majority of the Elite shares outstanding on a fully-diluted basis (including, without limitation, all shares issuable upon the conversion of any convertible security or upon the exercise of any options, warrants or rights (other than the rights issued pursuant to the Rights Agreement, dated as of April 14, 1999, as amended, between Elite and Equiserve Trust Company, N.A., as Rights Agent)). See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

- We are not obligated to purchase any Elite shares unless prior to the expiration of the Offer the applicable waiting periods under United States and applicable foreign antitrust and competition laws have expired or been terminated. See "Section 15. Certain Legal Matters and Regulatory Approvals."

These and other conditions to our obligations to purchase Elite shares tendered in the Offer are described in greater detail in "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE OFFERED PAYMENT?

- Yes. We will be financing the Offer with funds provided by Thomson, our parent corporation. See "Section 9. Financing of the Offer and the Merger."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

- We do not believe that our financial condition is relevant to your decision to tender in the Offer because the form of payment consists solely of cash and the Offer is not subject to a financing condition. In addition, no relevant historical information concerning us is available because we have not carried on any activities other than in connection with this Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

- You will have at least until 12:00 midnight, New York City time, on Thursday, May 8, 2003, to decide whether to tender your Elite shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

- We may, without the consent of Elite, but subject to the terms of the Merger Agreement and applicable law, extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer, provided that the extension does not extend beyond the later of July 31, 2003 and the date that is 30 days after the date that Elite has complied with certain of its obligations under the Merger Agreement, if certain conditions to the Offer have not been satisfied. We have also agreed that if, on the scheduled expiration date of the Offer, the condition to the Offer that the applicable waiting periods under applicable United States and foreign antitrust and competition laws have expired or been terminated has not been satisfied or if there has been instituted or pending any litigation before any governmental entity which is reasonably likely to be successful on its merits or by any governmental entity relating to the Merger Agreement and the transactions contemplated thereby, if requested by Elite, we will extend the Offer until such condition is satisfied, but in no event later than September 9, 2003. See "Section 1. Terms of the Offer; Expiration Date."

- In addition, if at the expiration of the Offer all of the conditions to the Offer have been satisfied or waived, but the number of Elite shares validly tendered and not withdrawn in the Offer constitute less than 90% of the outstanding shares, we will extend the Offer for a subsequent offering period not to exceed 20 business days. You will not have withdrawal rights during any subsequent offering period. See "Section 1. Terms of the Offer; Expiration Date" and "Section 2. Acceptance for Payment and Payment for Shares."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

- If we decide to extend the Offer, or if we provide for a subsequent offering period, we will inform Computershare Trust Company of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the date on which the Offer was previously scheduled to expire. See "Section
  1. Terms of the Offer; Expiration Date."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

- There may be a subsequent offering period. If, at the expiration of the initial offering period, or any permitted extension of the Offer, all of the conditions have been satisfied or waived, we will close on the Offer and accept for payment any Elite shares tendered in the Offer. If the number of tendered Elite shares is less than 90% of the outstanding Elite shares, we will commence a subsequent offer for a period not to exceed 20 business days to attempt to obtain 90% of the outstanding Elite shares. During this subsequent offering period, we will accept for payment any Elite shares that are tendered upon receipt of those Elite shares. Elite stockholders who tender their Elite shares during the subsequent offering period will not have to wait until the expiration of the subsequent offering period to have their tendered Elite shares accepted for payment. See "Section 1. Terms of the Offer; Expiration Date."

HOW DO I TENDER MY ELITE SHARES?

To tender your Elite shares in the Offer, you must:

- complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with your Elite share certificates, and any other required documents, to the Depositary;

- tender your Elite shares pursuant to the procedure for book-entry transfer described in "Section 3. Procedures for Accepting the Offer and Tendering Shares;" or

- if your Elite share certificates are not immediately available or if you cannot deliver your Elite share certificates and any other required documents to Computershare Trust Company of New York prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Elite shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED ELITE SHARES?

- You may withdraw previously tendered Elite shares at any time prior to the expiration of the Offer, and, unless we have accepted the Elite shares pursuant to the Offer, you may also withdraw any tendered Elite shares at any time after June 9, 2003. Elite shares tendered during the subsequent offering period, if any, may not be withdrawn. See "Section 4. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED ELITE SHARES?

- To withdraw previously tendered Elite shares, you must deliver a written or facsimile notice of withdrawal with the required information to Computershare Trust Company of New York while you still have the right to withdraw. If you tendered Elite shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Elite shares. See "Section 4. Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF ELITE THINK OF THE OFFER?

- The Board of Directors of Elite has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Elite's stockholders, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has recommended that Elite's stockholders accept the Offer and tender their Elite shares pursuant to the Offer. See "Introduction."

WILL ELITE CONTINUE AS A PUBLIC COMPANY?

- If the Merger occurs, Elite will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered Elite shares, there may be so few remaining stockholders and publicly held Elite shares that the Elite shares will no longer be eligible to be traded through the Nasdaq National Market or another securities market, there may not be a public trading market for the shares and Elite may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares; Nasdaq Listing, Margin Regulations and Exchange Act Registration."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

- If we accept for payment and pay for the number of Elite shares that represents at least a majority of the Elite shares outstanding on a fully-diluted basis (including, without limitation, all shares issuable upon the conversion of any convertible security or upon the exercise of any options, warrants or rights (other than the rights issued pursuant to the Rights Agreement mentioned above)), we will have sufficient voting power to adopt the Merger Agreement without the vote of any stockholder of the Company and we will merge into Elite. If the Merger occurs, Elite will become an indirect wholly-owned subsidiary of Thomson, and each issued and then outstanding Elite share (other than any shares owned by Thomson or Elite (or by any direct or indirect wholly-owned subsidiary of Thomson or Elite) and any shares held by stockholders who have demanded and perfected appraisal rights under Delaware law) will be canceled and converted automatically into the right to receive $14.00 per share, in cash (or any greater amount per share paid pursuant to the Offer), without interest. See "Introduction" and "Section
  11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY ELITE SHARES?

- If you decide not to tender your Elite shares in the Offer and the Merger occurs, you will be entitled to receive, pursuant to the Merger, the same amount of cash per share as if you would had tendered your Elite shares in the Offer, unless you have exercised your appraisal rights under Delaware law. If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required to adopt the Merger Agreement, a significantly longer period of time would be required to effect the Merger. See "Introduction" and "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

- If you decide not to tender your Elite shares in the Offer, the Merger does not occur and we purchase all the tendered Elite shares, there may be so few remaining stockholders and publicly held Elite shares that the Elite shares will no longer be eligible to be traded through the Nasdaq National Market or another securities market, there may not be a public trading market for the Elite shares and Elite may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

- It is possible that, following the Offer, the Elite shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event your Elite shares may no longer be used as collateral for loans made by brokers. See "Section 13. Possible Effects of the Offer on the Market of Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

WHAT IS A RECENT MARKET VALUE OF MY ELITE SHARES?

- On April 2, 2003, the last full trading day before we announced our Offer, the last reported closing price per Elite share reported on the Nasdaq National Market was $9.97 per share. See "Section 7. Certain Information Concerning the Company."

WITH WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

- You can call Innisfree M&A Incorporated, the Information Agent, toll-free at 888-750-5834. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Elite Information Group, Inc.:

                                  INTRODUCTION

     Gulf Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Thomson"), hereby offers to purchase any and all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Elite Information Group, Inc., a Delaware corporation (the "Company"), at a purchase price of $14.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer (as defined below), being the "Per Share Amount"), net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See "Section 8. Certain Information Concerning Thomson and Purchaser" for additional information concerning Thomson and Purchaser.

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser or Thomson will pay all charges and expenses of Computershare Trust Company of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Broadview International LLC ("Broadview") has delivered to the Board of Directors its written opinion dated April 2, 2003 to the effect that, based upon and subject to various considerations and assumptions described in such opinion, the Per Share Amount is fair, from a financial point of view, to holders of Shares. A copy of the written opinion of Broadview is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to the Company's stockholders with this Offer to Purchase. The Company's stockholders are urged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Broadview.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY THOMSON OR ANY SUBSIDIARY OF THOMSON, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN THE RIGHTS (THE "RIGHTS") ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF APRIL 14, 1999, AS AMENDED (THE "RIGHTS AGREEMENT"), BETWEEN THE COMPANY AND EQUISERVE TRUST COMPANY, N.A., AS RIGHTS AGENT)) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), OR ANY APPLICABLE FOREIGN ANTITRUST LAW, HAVING

EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "REGULATORY CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 2, 2003 (the "Merger Agreement"), among Thomson, Purchaser and the Company. The Merger Agreement provides, among other things, that, after the purchase of Shares pursuant to the Offer and on the first business day after the satisfaction or, if permissible, waiver, of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company, which will continue as the surviving corporation (the "Surviving Corporation"), will become an indirect wholly-owned subsidiary of Thomson. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Thomson or the Company (or by any direct or indirect wholly-owned subsidiary of Thomson or the Company), and any Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be canceled and converted into the right to receive the Per Share Amount, in cash, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger." The Merger Agreement is more fully described in "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in "Section 5. Certain Federal Income Tax Consequences."

     Concurrently with entering into the Merger Agreement, Thomson, Purchaser and each of PAR Investment Partners, L.P., Arthur G. Epker III, Christopher K. Poole, David A. Finley, Roger Noall, Alan Rich and William G. Seymour (collectively, the "Significant Stockholders") entered into a Stockholders Support Agreement, dated as of April 2, 2003 (the "Stockholders Agreement"), pursuant to which the Significant Stockholders have agreed, among other things, to (i) validly tender (and not withdraw) their Shares into the Offer and (ii) grant a proxy to Purchaser to vote their Shares in favor of the Merger, if applicable. On April 4, 2003, the Significant Stockholders owned (either beneficially or of record) 1,698,605 Shares, constituting approximately 21.5% of the outstanding Shares (or approximately 17.6% of the outstanding Shares on a fully-diluted basis). Upon consummation of the transactions contemplated by the Stockholders Agreement, the Minimum Condition would be satisfied if an additional 3,130,560 Shares are tendered into, and not withdrawn from, the Offer. For a more detailed description of the terms and conditions of the Stockholders Agreement, see "Section 10. Background of the Offer; the Merger Agreement and Related Agreement."

     The Merger Agreement provides that, effective upon the acceptance for payment of, and payment for, the Shares pursuant to the Offer, Thomson will be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to the provision of the Merger Agreement described in this paragraph) and the percentage that the aggregate number of Shares beneficially owned by Thomson and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause designees of Thomson to be elected or appointed to the Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors.

     The obligations of each party to effect the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if required by law, the affirmative vote of the holders of a majority in voting power of all outstanding Shares to adopt the Merger Agreement. For a more detailed description of the conditions to the Merger, see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Under Delaware Law, in the event Purchaser does not own at least 90% of the outstanding Shares after the consummation of the Offer, the affirmative vote of the holders of a majority of the outstanding Shares will be required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other stockholder of the Company. PURSUANT TO THE STOCKHOLDERS AGREEMENT, PURCHASER HAS THE RIGHT TO VOTE APPROXIMATELY 21.5% OF THE OUTSTANDING SHARES, AND WILL NEED TO ACQUIRE AN ADDITIONAL 2,246,696 SHARES TO HAVE THE RIGHT TO VOTE THE NUMBER OF SHARES SUFFICIENT TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements" and "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the stockholders of the Company. In such event, Thomson, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after the consummation of the Offer and the satisfaction or waiver of certain conditions described in the Merger Agreement, without a meeting of the stockholders of the Company in accordance with Delaware Law. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the stockholders of the Company is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

     The Company has advised Purchaser that, as of April 4, 2003, 7,890,600 Shares were issued and outstanding, 1,767,729 Shares were reserved for issuance pursuant to outstanding employee stock options and 1,617,586 Shares were held in the treasury of the Company. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 4,829,165 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 3,945,301 Shares.

     If the Purchaser provides for a Subsequent Offering Period (as defined below), it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date. See "Section 1. Terms of the Offer; Expiration Date."

     No appraisal rights are available in connection with the Offer; however, stockholders of the Company may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Thursday, May 8, 2003, unless and until Purchaser (pursuant to, and in accordance with, the terms of the Merger Agreement or as may be required by applicable law) will have extended the period of time for which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as so extended, may expire.

     The Offer is subject to the conditions described under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition and the Regulatory Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition, in whole or in part. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to make any change in the terms of or conditions to the Offer; provided that without the prior written consent of the Company, (i) the Minimum Condition may not be waived, (ii) the Regulatory Condition may not be waived, (iii) no change may be made that changes the form of consideration to be paid, decreases the Per Share Amount or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer" and (iv) no other change may be made to any term of the Offer in any manner adverse to the holders of the Shares.

     The Merger Agreement provides that Purchaser has the right to extend the Offer, provided that such extension does not extend beyond the later of (x) July 31, 2003 and (y) the date that is 30 days after the date that the Company has complied with certain of its obligations under the Merger Agreement and described in the section entitled "Filings: Other Action" in "Section 10. Background of the Offer; the Merger Agreement and Related Agreements," (i) from time to time if, at the scheduled or extended Expiration Date, any of the conditions to the Offer will not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law. The Merger Agreement also provides that if, at any scheduled or extended Expiration Date, the Offer has not been consummated as a result of the failure to satisfy the Regulatory Condition or the occurrence of a Litigation Event (as defined in "Section 14. Certain Conditions of the Offer"), Thomson will, if requested by the Company, cause Purchaser to extend the Expiration Date for one or more periods (not in excess of 10 business days each) until such condition is satisfied, but in no event later than September 9, 2003. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     Purchaser will accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") pursuant to the Offer following the acceptance of the Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules and regulations of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to (i) delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay will be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer," and (iii) amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the PR Newswire.

     If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional Offer materials to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period. For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the period from 12:01 a.m. through 12:00 midnight, New York City time.

     Purchaser will provide for a Subsequent Offering Period in connection with the Offer if at the expiration of the Offer all of the conditions of the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn in the Offer constitute less than 90% of the outstanding Shares. Subject to the applicable rules and regulations of the Commission, Purchaser will extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period not to exceed 20 business days (the "Subsequent Offering Period"), if, among other things, at the expiration date of the Offer
(i) all of the conditions to the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn in the Offer constitute less than 90% of the outstanding Shares on a fully-diluted basis and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. If the Purchaser provides for a Subsequent Offering Period, it will be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary and making an announcement to that effect by issuing a press release to the PR Newswire on the next business day after the previously scheduled Expiration Date.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. Purchaser will mail this Offer to Purchase and the related Letter of Transmittal to record holders of Shares whose names appear on the Company's stockholder list and will furnish this Offer to Purchase and the related Letter of Transmittal, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") pursuant to the Offer. Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules and regulations of the Commission and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 15. Certain Legal Matters and Regulatory Approvals." If Purchaser provides for a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See "Section 1. Terms of the Offer; Expiration Date."

     In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in "Section 3.

Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser does not purchase any Shares pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase all or any portion of Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period.

     In all cases (including any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent's Message, as described above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 2, 2003). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 9, 2003. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on

Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser provides for a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1. Terms of the Offer; Expiration Date."

     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

     5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash pursuant to the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash pursuant to the Merger. Such gain or loss will be capital gain or loss. Noncorporate holders will be subject to tax on the net amount of such gain at a maximum rate of 20%;

provided that the Shares were held for more than one year. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 30% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

     6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on Nasdaq under the symbol "ELTE." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported on the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

                               SHARES MARKET DATA

                                                               HIGH     LOW
                                                              ------   -----
FISCAL 2001:
First Quarter...............................................  $ 7.00   $4.38
Second Quarter..............................................  $ 6.82   $3.25
Third Quarter...............................................  $ 7.45   $5.00
Fourth Quarter..............................................  $13.05   $4.65

FISCAL 2002:
First Quarter...............................................  $15.25   $9.00
Second Quarter..............................................  $12.46   $9.25
Third Quarter...............................................  $10.50   $4.75
Fourth Quarter..............................................  $ 9.83   $5.80

FISCAL 2003:
First Quarter...............................................  $10.34   $8.70
Second Quarter (through April 10, 2003).....................  $14.00   $9.40

     On April 2, 2003, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $9.97. On April 10, 2003, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $13.88. As of April 4, 2003, the approximate number of holders of record of Shares was 122.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise described in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Thomson or Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents or records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Thomson or Purchaser.

     General. The Company is a Delaware corporation with its principal executive offices located at 5100 West Goldleaf Circle, Los Angeles, California 90056. The Company's telephone number is (323) 642-5200.

     The Company is the parent company to Elite Information Systems, Inc. ("EIS"), Elite.com, Inc. ("Elite.com") and Law Manager, Inc. ("LMI"). The Company is an international provider of a suite of financial and practice management systems for professional services firms. The Company's customers include legal and other professional services organizations such as accounting, consulting, public relations, financial services, actuarial, software, security, insurance, market research and systems integration firms, as well as corporations and government. EIS' software products are often sold with related services to aid the customer in implementation, data conversion and user training efforts. The Company's products can be licensed outright and installed onsite at the customer's location or are available through an application software provider hosting solution ("e-Connect from Elite") where EIS maintains hardware and software that is accessed remotely by the customer. Elite.com provides Internet-based time tracking and billing services to smaller professional services companies including legal, management consulting, computer systems consulting and integration, accounting and engineering. Elite.com utilizes hosted, Internet-based applications and services delivered through its various partners and alliances. LMI provides software products including advanced case management, calendar and docketing, records management and resource management, as well as implementation services to large corporate legal departments, law firms and government agencies.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Form 10-K"). The Form 10-K is incorporated herein by reference. More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                         ELITE INFORMATION GROUP, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2000          2001          2002
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED OPERATIONS
Revenue before expense reimbursements.......................    $52,332       $68,762       $77,671
Expense reimbursements(a)...................................      3,091         3,860         4,341
                                                                -------       -------       -------
  Total revenue(a)..........................................     55,423        72,622        82,012
Cost of revenue before reimbursable expenses................     29,292        34,318        37,264
Reimbursable expenses.......................................      3,091         3,860         4,341
                                                                -------       -------       -------
  Total cost of revenue(a)..................................     32,383        38,178        41,605
Gross profit................................................     23,040        34,444        40,407
Operating expenses..........................................     22,967        26,208        33,736
Amortization of goodwill and other acquired intangibles.....      1,474         2,132           760
Write-off of in-process research and development............      1,000            --            --
                                                                -------       -------       -------
Operating income (loss).....................................     (2,401)        6,104         5,911
Interest income, net........................................      1,598           823           393
                                                                -------       -------       -------
Income (loss) from continuing operations before income
  taxes.....................................................       (803)        6,927         6,304
Income tax benefit (provision) for continuing operations....        671        (2,420)       (1,834)
                                                                -------       -------       -------
Income (loss) from continuing operations....................       (132)        4,507         4,470
                                                                -------       -------       -------
Net income (loss)...........................................    $  (132)      $ 4,778       $ 4,470
                                                                -------       -------       -------
Net income (loss) per share -- continuing operations
  Basic.....................................................    $ (0.02)      $  0.56       $  0.55
  Diluted...................................................    $ (0.02)      $  0.55       $  0.53
Net income (loss) per share
  Basic.....................................................    $ (0.02)      $  0.59       $  0.55
  Diluted...................................................    $ (0.02)      $  0.58       $  0.53
Weighted average shares outstanding
  Basic.....................................................      8,492         8,074         8,109
  Diluted...................................................      8,492         8,236         8,500

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
                                                               2000      2001      2002
                                                              -------   -------   -------
SELECTED CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents...................................  $24,787   $24,699   $16,963
Short-term investments......................................       --        --   $ 7,732
Working capital.............................................  $17,515   $22,115   $24,611
Total assets................................................  $61,044   $67,899   $74,780
Long-term debt, including current portion...................       --        --        --
Stockholders' equity........................................  $32,632   $37,621   $40,598

---------------

(a) The Company adopted the Emerging Issues Task Force "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" (EITF 01-14) in fiscal 2002. Adoption of the EITF resulted in an increase in both revenues and cost of revenues in the amount of reimbursable expenses billed for the periods presented. All prior periods presented have been restated to reflect this new EITF on a consistent basis.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Thomson conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Thomson. The Company has advised Thomson and Purchaser that these projections were prepared by the Company's management based on numerous assumptions, including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Thomson or any of its affiliates and the Company or any alterations that Thomson or any of its affiliates may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the financial projections prepared by and deemed to be material by the Company's management that were made available to Thomson in connection with the Merger Agreement and the Offer.

                                                                  CALENDAR YEAR ENDING
                                                                      DECEMBER 31,
                                                          -------------------------------------
                                                                          2003
                                                          -------------------------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues before expense reimbursements..................                 $89,376
Net income..............................................                 $ 6,992
Earnings per share -- Diluted...........................                 $  0.85

     CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO THESE PROJECTIONS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THOSE PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS AND ALSO THE INFORMATION DESCRIBED ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY." WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS WERE NOT PREPARED BY THE COMPANY IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS WHICH MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MOST OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE CALENDAR YEARS ENDING DECEMBER 31, 2003 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE.

     In addition, these projections were not prepared in accordance with generally accepted accounting principles, and none of the independent accountants of Thomson or the Company have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections in this Offer to Purchase should not be regarded as an indication that any of Thomson, Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. None of Thomson, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of Thomson or Purchaser or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

     8.  CERTAIN INFORMATION CONCERNING THOMSON AND PURCHASER.

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at The Thomson Corporation, Metro Center, One Station Place, Stamford, Connecticut 06902 and its telephone number is (203) 969-8700. Purchaser is an indirect wholly-owned subsidiary of Thomson and a direct wholly-owned subsidiary of Thomson Legal and Regulatory, Inc.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Thomson is a corporation incorporated under the laws of Ontario, Canada. The address of the principal executive offices of Thomson is: Metro Center, One Station Place, Stamford, Connecticut 06902. Thomson is a leading provider of integrated information solutions to the business and professional marketplace. The telephone number for Thomson is (203) 969-8700.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Thomson and Purchaser and certain other information are described in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, neither Thomson nor Purchaser or, to their knowledge, any of the persons listed on Schedule I hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) neither Thomson or Purchaser, nor, to their knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Thomson or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) neither Thomson or Purchaser, nor, to the their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, no material agreement, arrangement, understanding or relationship exists or is proposed between Thomson, Purchaser, or, to their knowledge, any of the persons listed in
Schedule I hereto or any controlling persons or subsidiaries of Thomson or Purchaser and the Company or any of its executive officers, directors, controlling persons or subsidiaries.

     As of April 10, 2003, Thomson did not own any Shares. PURSUANT TO THE STOCKHOLDERS AGREEMENT, PURCHASER HAS THE RIGHT TO VOTE APPROXIMATELY 21.5% OF THE OUTSTANDING SHARES, AND WILL NEED TO ACQUIRE AN ADDITIONAL 2,246,696 SHARES TO HAVE THE RIGHT TO VOTE THE NUMBER OF SHARES SUFFICIENT TO CAUSE THE MERGER TO

OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE "SECTION
11. PURPOSE OF THE OFFER, PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER."

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, neither Thomson nor Purchaser, nor, to their knowledge, any of the persons listed in Schedule I hereto, has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits or loss or the giving or withholding of proxies, consents or authorizations. Except as described in this Offer to Purchase, since December 31, 2000, neither Thomson or Purchaser, nor, to their knowledge, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchase, since December 31, 2000, there have been no negotiations, transactions or material contacts between Thomson or Purchaser or any of their respective subsidiaries or, to their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

     9.  FINANCING OF THE OFFER AND THE MERGER

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $125 million. Purchaser will obtain all of such funds from Thomson or its affiliates. Thomson and its affiliates will provide such funds from existing resources.

     10.  BACKGROUND OF THE OFFER; THE MERGER AGREEMENT AND RELATED AGREEMENTS

BACKGROUND OF THE OFFER AND CONTACTS WITH THE COMPANY

     After a process lasting more than five months, during which the Company and its representatives explored strategic alternatives with three different parties and had discussions with several other parties regarding a possible transaction, on December 14, 1999, the Company entered into an Agreement and Plan of Merger (the "Solution 6 Agreement") with Solution 6 Holdings Limited, a New South Wales, Australia corporation ("Solution 6"), and EIG Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Solution 6, providing for a cash tender offer for the Shares at a price of $11.00 per Share, net to the seller in cash, followed by a second step merger at the same price. On May 10, 2000, the Company exercised its right to terminate the Solution 6 Agreement and, consequently, the tender offer and the merger contemplated thereby were abandoned. The Company terminated the Solution 6 Agreement because the Bureau of Competition of the Federal Trade Commission (the "FTC") had advised the parties that it would recommend that the FTC challenge the transaction if the parties continued to pursue the merger.

     On January 30, 2001, Mr. Christopher K. Poole, the Chairman of the Board of Directors and the Company's Chief Executive Officer, was introduced to, and met with, representatives from Thomson at a trade show in New York. Over the next 16 months, Mr. Poole and other representatives of the Company had several meetings and telephone conversations with representatives of Thomson in which they exchanged general information about their businesses and future plans and discussed general areas of potential opportunity for the two companies to market and develop their products jointly.

     On July 20, 2001, the Company engaged Broadview to advise management and the Board of Directors regarding an indication of interest in the Company from a third party (the "First Prospective Buyer"). During the next five and a half months, Broadview contacted four entities, including the First Prospective Buyer, regarding whether any of these parties had a potential interest in a strategic transaction with the Company. Broadview and the Company had some preliminary discussions with two of these entities, including the First Prospective Buyer. Thomson and the Second Prospective Buyer (as defined below) were not among the entities contacted by Broadview during this period.

     On February 1, 2002, the Company terminated its original engagement of Broadview.

     On April 16, 2002, Messrs. Poole and Barry Emerson, Chief Financial Officer of the Company, met with representatives of another entity (the "Second Prospective Buyer") in Los Angeles to provide general business information regarding the Company. On April 17, 2002, Messrs. Poole and Emerson had a telephone conversation with one of the parties initially contacted by Broadview (the "Third Prospective Buyer") regarding the business of the Company generally. At various times from April through July 2002, representatives of the Company were in contact with representatives of the Second Prospective Buyer and the Third Prospective Buyer concerning possible strategic transactions involving the Company. As a result of this process, on July 16, 2002, the Second Prospective Buyer expressed interest in a possible transaction to acquire the stock of the Company for consideration consisting of 75% cash and 25% stock. Discussions with the Third Prospective Buyer did not lead to an expression of interest from such party.

     On May 7, 2002, Messrs. Poole, Emerson and Daniel Tacone, the Chief Operating Officer of EIS, met with Messrs. Michael E. Wilens, President of West Publishing Corporation, a wholly-owned subsidiary of Thomson ("Thomson-West"), Kevin Ritchey, Vice-President, Strategy & Business Development, of Thomson-West, and David Hanssens, Executive Vice President and Chief Strategy Officer of Thomson Legal & Regulatory, at a conference in New Orleans and discussed general information about their businesses and future plans.

     On August 20, 2002, Mr. Poole and Mr. Wilens met at a conference in Boca Raton, Florida. At the meeting, Mr. Wilens indicated that Thomson would possibly be interested in acquiring the Company for a price in the range of $9.00 to $11.00 per Share in cash.

     On September 26, 2002, Thomson retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its financial advisor in connection with its consideration of a possible business combination transaction with the Company. In September 2002, Thomson also retained Shearman & Sterling to act as its legal counsel in connection with such transaction.

     On October 7, 2002, the Company entered into the Confidentiality Agreement (as defined below) with Thomson-West. Messrs. Wilens and Brian Hall, the President and Chief Executive Officer of Thomson Legal & Regulatory, attended a meeting with Messrs. Poole and Tacone and various members of the Company's management team to discuss the goals and business of the Company.

     On November 6, 2002, the Board of Directors of the Company held a meeting in Conshohocken, Pennsylvania at the offices of LMI. Management reviewed with the Board of the Company discussions with Thomson and the Second Prospective Buyer. Representatives of Broadview participated in the meeting via telephone and discussed with the Board of Directors merger and acquisition activity in the Company's market and valuations of other companies in the Company's market.

     On November 18, 2002, Messrs. Poole and Emerson met with representatives of the Second Prospective Buyer at the Company's offices in Los Angeles to discuss their respective businesses and to discuss, in general, terms of a potential business combination. The Second Prospective Buyer indicated that it would consider making an expression of interest in acquiring the Company for $11.25 per Share in cash.

     On November 22, 2002, Mr. Poole received a call from Mr. Wilens during which Mr. Wilens stated that Thomson wanted to move forward with due diligence and discussions to acquire the Company.

     On November 25, 2002, Mr. Poole received a telephone call from representatives of Morgan Stanley during which Morgan Stanley expressed Thomson's preliminary interest in entering into negotiations to acquire all the outstanding Shares for $9.00 per Share. Mr. Poole indicated to Morgan Stanley that the Company would not be interested in a transaction at that price level.

     On December 2, 2002, Mr. Poole received a written indication of interest from the Second Prospective Buyer expressing the Second Prospective Buyer's interest in acquiring the Company for $11.25 per Share in cash.

     On December 3, 2002, the Company formally engaged Broadview to act as the Company's financial advisor in connection with evaluating the Company's strategic alternatives, including the unsolicited preliminary expressions of interest from Thomson and the Second Prospective Buyer. Representatives of Broadview subsequently held a telephone conference with representatives of Morgan Stanley and indicated that the previous expressions of interest by Thomson were not in a valuation range that would be considered favorably by the Company.

     On December 4 and 5, 2002, Messrs. Poole, Emerson and Tacone met with Messrs. Wilens, Ritchey and Robert Romeo, Senior Vice-President, Finance, of Thomson-West in Los Angeles to discuss the Company's business, including its product lines and certain financial information, as well as Thomson's interest in the Company generally. Representatives from Broadview and Morgan Stanley and Steven Todd, the Company's general counsel, were present at the meetings on December 5, 2002.

     On December 9, 2002, Mr. Poole sent Mr. Wilens general materials regarding the business of the Company. In addition, representatives of Broadview called representatives from the Second Prospective Buyer to indicate that the Company would not be interested in pursuing a business combination at $11.25 per Share in cash, and suggested that the Second Prospective Buyer enter into a nondisclosure agreement with the Company. Broadview also discussed the Second Prospective Buyer's plans for financing the transaction described in its expression of interest.

     On December 11, 2002, Thomson submitted a preliminary non-binding indication of interest stating that Thomson would be interested in entering into negotiations to acquire all the outstanding Shares for $11.00 per Share in cash. Representatives of Morgan Stanley subsequently held a telephone conference with representatives of Broadview on December 12, 2002, during which Broadview informed Morgan Stanley that the Company would not be interested in a transaction at $11.00 per Share.

     Also on December 12, 2002, representatives of Broadview and Messrs. Poole and Matt Devoll, Chief Marketing Officer of EIS, participated in a telephone conference with representatives of the Second Prospective Buyer and its financial advisors to discuss the ability of the Second Prospective Buyer to finance a potential transaction with the Company.

     On December 13, 2002, the Board of Directors held a special telephonic meeting to review the status of ongoing discussions between Broadview, on behalf of the Company, and each of Thomson and the Second Prospective Buyer, and to determine how the Company should proceed. The Board of Directors directed the Company's management to assess the interest of both parties and to work with Broadview to assess the value of the Company as a going concern. Later on December 13, 2002, representatives of Broadview participated in a telephone conference with the Second Prospective Buyer's financial advisors to obtain a detailed analysis of the Second Prospective Buyer's ability to finance a possible transaction with the Company and to suggest that the Second Prospective Buyer enter into a nondisclosure agreement with the Company. Broadview also indicated again that the Second Prospective Buyer's earlier indication of interest in acquiring the Company at $11.25 per Share was not of interest to the Company.

     On December 19, 2002, several members of the senior management of the Company met with several members of the management of Thomson in Los Angeles to discuss certain financial information and other matters regarding the business of the Company. Representatives of Morgan Stanley and Broadview also attended this meeting.

     From December 2002 through January 2003, representatives of the Company and Broadview provided Thomson and the Second Prospective Buyer (after execution of a nondisclosure agreement between the Second Prospective Buyer and the Company on January 3, 2003) with various due diligence materials that Thomson and the Second Prospective Buyer had requested. In addition, representatives of the Company and Broadview participated in various due diligence conference calls with each of Thomson and the Second Prospective Buyer during such period.

     On January 21, 2003, Mr. Poole received an oral expression of interest from Mr. Wilens on behalf of Thomson to acquire the Company for $13.00 per Share in cash.

     On January 31, 2003, the Company received a revised written expression of interest from the Second Prospective Buyer to acquire the Company for $13.25 per Share in cash. The Second Prospective Buyer stated that it would expect to sign an exclusivity letter in respect of the period for final due diligence and drafting of definitive documentation, and indicated that it would need to seek funding from a third party in order to finance the transaction described in its expression of interest. The letter also stated that the Second Prospective Buyer was confident it could obtain financing for a possible transaction with the Company. Later that day, Broadview called Morgan Stanley requesting a written outline of Thomson's recent expression of interest and indicated that the level of Thomson's earlier oral expression of interest at $13.00 per Share was no longer as interesting to the Company.

     On February 5, 2003, Thomson submitted a revised preliminary non-binding indication of interest stating that Thomson would be interested in entering into negotiations to acquire all of the outstanding Shares for $13.50 per Share in cash. Thomson stated that it would expect the Company to provide a 45-day exclusivity period in order to complete due diligence and negotiate a definitive merger agreement, and sent a proposed exclusivity agreement to the Company.

     On February 7, 2003, the Board of Directors held a regularly scheduled quarterly meeting at the offices of the Company in Los Angeles. Representatives from Broadview were present at the meeting and representatives of Richards, Layton & Finger, P.A., the Company's special Delaware counsel ("Richards Layton"), participated in the meeting by telephone. The Board of Directors discussed the relative merits of the expressions of interest received from Thomson and the Second Prospective Buyer. Broadview presented several analyses regarding the Company's current stand-alone valuation, the Company's historical trading price and volume, and other factors that could affect share appreciation to the Board of Directors. The Board of Directors discussed the Company's potential to achieve full value as a stand-alone company, current market conditions and the possible risks and rewards of selling the Company at this time versus continuing as a stand-alone entity to the Board of Directors. Following these discussions, the Board of Directors directed the Company's management to continue discussions with Thomson. Broadview advised Thomson of the Board of Directors' decision to proceed with discussions regarding a possible transaction. Broadview advised the Second Prospective Buyer that the Board of Directors had decided to pursue other alternatives.

     On February 10, 2003, Mr. Poole received a revised expression of interest from the Second Prospective Buyer to purchase the Company for $14.25 per Share in cash. The Second Prospective Buyer stated that they would expect to sign an exclusivity letter by the close of business on February 11, 2003.

     On February 11, 2003, the Board of Directors held a special telephonic meeting, with representatives of Broadview, Richards Layton and Robinson Bradshaw & Hinson P.A., the Company's outside legal counsel ("Robinson Bradshaw") participating via telephone. The Board of Directors considered both expressions of interest and decided to continue discussions with both parties on a nonexclusive basis, pending receipt of a highly confident letter from the Second Prospective Buyer's financing source.

     On February 12, 2003, representatives of Morgan Stanley held a telephone conference with representatives of Broadview during which the Broadview representatives informed Morgan Stanley that the Company had received another indication of interest regarding an acquisition of the Company at a price that was higher than $13.50 per Share. Broadview indicated that in light of this expression of interest, the Board of Directors decided to continue discussions with both prospective buyers on a nonexclusive basis.

     On February 15, 2003, the Board of Directors held a special telephonic meeting (which reconvened on February 17) to discuss the Company's progress in discussions with the prospective buyers. Representatives of Broadview participated in the meeting by telephone. Broadview updated the Board of Directors on the status of discussions with Thomson and the Second Prospective Buyer. After deliberations, the Board of Directors authorized Broadview to continue nonexclusive negotiations with both Thomson and the Second Prospective Buyer. It also authorized Broadview to encourage both prospective buyers to submit their best and final expressions of interest and to encourage the Second Prospective Buyer to obtain a commitment letter for its financing for the Board of Directors to consider along with the possible terms of a draft merger agreement. In addition, the Board of Directors directed the Company's counsel to draft a form of merger agreement to be delivered to Thomson and the Second Prospective Buyer. The Board of Directors noted that it had not determined whether it would enter into an agreement to be acquired by either party, but that it desired to have both parties' best and final terms, as well as comments on a draft merger agreement, before making that determination.

     On February 21, 2003, Broadview sent Thomson and the Second Prospective Buyer guidelines for completion of due diligence and submission of final proposals, directing Thomson and the Second Prospective Buyer to submit final proposals by March 19, 2003.

     From February 21 through March 2003, Thomson and the Second Prospective Buyer conducted due diligence on the Company, which included reviewing business, legal and financial documents made available in a data room established in the Company's offices in Los Angeles, and discussing issues and questions with the Company's management. In March 2003, the Company delivered a form of merger agreement, which subsequently was supplemented to provide for either a tender offer or a one-step merger at each party's election, to each of Thomson and the Second Prospective Buyer for their review and comment.

     On March 19, 2003, the Company received a letter, along with comments on the draft merger agreement, from the Second Prospective Buyer. The documents set forth a potential merger transaction pursuant to which the Second Prospective Buyer would acquire the Company for $14.25 per Share in cash, subject to, among other conditions, the ability of the Second Prospective Buyer to secure financing for the transaction. With regard to the financing contingency, the Second Prospective Buyer provided a copy of a commitment letter from a major financial institution. The financing commitment was subject to a number of conditions, including the following: satisfactory due diligence review of certain materials by the lender; the absence of any material adverse effect on the business, prospects, assets or condition of the Second Prospective Buyer and the Company, taken as a whole; the absence of material disruption or adverse change in the syndicated loan markets; minimum thresholds for 12 months trailing earnings before interest, taxes, depreciation and amortization, and total leverage for the Company; and a minimum cash and cash equivalent requirement for the combined businesses of the Second Prospective Buyer and the Company (as well as a separate minimum unrestricted cash balance requirement for the Company and its subsidiaries). Broadview subsequently held a due diligence conference call with the Second Prospective Buyer and its proposed lender regarding the terms of the Second Prospective Buyer's proposed financing.

     On March 21, 2003, the Company received a letter, along with comments on the draft merger agreement, from Thomson. The Thomson proposal contemplated the acquisition of the Company pursuant to a cash tender offer of $14.00 per Share, followed by a second step merger at the same price. Thomson's letter stated that the transaction price would be funded from Thomson's internal resources and that the transaction would not be subject to any financing contingency. Broadview subsequently received confirmation that Thomson's proposal had received the relevant corporate approvals within Thomson.

     On March 26, 2003, the Board of Directors met via telephonic conference to discuss the two revised expressions of interest. The Board of Directors reviewed and discussed the terms of both expressions of interest with Broadview, Robinson Bradshaw and Richards Layton. The Board of Directors discussed in detail the nature of the Second Prospective Buyer's financing contingency and the potential risks posed by such contingency in the current economic environment. In addition, the Board of Directors considered the totality of each party's comments on the draft merger agreement and concluded that Thomson's comments on the whole, including its comments on the "fiduciary out" provisions and the amount of the proposed termination fee, were more favorable to the Company than the comments on the draft merger agreement by the Second Prospective Buyer. In light of these considerations, the Board of Directors authorized the Company's management and its advisors to continue negotiations with Thomson on a nonexclusive basis regarding the terms of a possible transaction. Following this meeting, Broadview contacted both prospective buyers to advise them of this decision.

     On March 27, 2003, outside counsel for the Second Prospective Buyer contacted Richards Layton to obtain further information regarding the Board of Directors' determination of the previous day, and to discuss whether the Second Prospective Buyer could modify its expression of interest to make the Company more inclined to pursue it. Richards Layton indicated that the Board of Directors had considered many factors, but that price, the closing and execution risks, and the comments on the draft merger agreement appeared to be most significant, and that the Board of Directors would review a revised expression of interest that was improved in one or more of these areas. Later that day, the Second Prospective Buyer sent a letter to the Company stating its willingness to raise its offer price to $14.75 per share in cash and to discuss other issues relating to the draft merger agreement. Specifically, the letter indicated that the Second Prospective Buyer would be willing to pay a "reverse break-up fee" (a concept originally proposed by the Company, but initially rejected by the Second Prospective Buyer in its March 19, 2003 comments on the draft merger agreement) to the Company in the event that the transaction did not close as a result of the financing condition and to discuss the scope of the Second Prospective Buyer's proposed "no shop" provision. By its terms, the letter expired at 10:00 A.M. Pacific time on March 28, 2003.

     After discussing the March 27, 2003 letter from the Second Prospective Buyer with the Company's management, Richards Layton and Robinson Bradshaw, Broadview contacted the financial advisor for the Second Prospective Buyer to attempt to clarify certain aspects of the revised expression of interest before submitting it to the Board of Directors. In addition, Broadview, Richards Layton and Robinson Bradshaw prepared, and Broadview delivered to the financial advisor of the Second Prospective Buyer, a set of concessions on the draft merger agreement for consideration by the Second Prospective Buyer. Broadview suggested the Second Prospective Buyer consider these concessions in determining whether to further revise its amended expression of interest. Broadview also indicated that the Board of Directors would meet again the following day to consider whatever revised expression of interest the Second Prospective Buyer submitted by that time, and encouraged the Second Prospective Buyer to submit its best and final terms.

     Concurrently, on March 27, 2003, negotiations continued between the Company and Thomson, with Robinson Bradshaw delivering a revised draft merger agreement to Shearman & Sterling. In addition, Morgan Stanley delivered to Broadview a form of stockholders support agreement to which certain stockholders of the Company would be a party providing that, among other things, such stockholders would tender their Shares in an applicable tender offer, grant a proxy to Purchaser to vote in favor of an applicable merger agreement and grant Purchaser an option to purchase their Shares under certain circumstances.

     On March 28, 2003, the financial advisors and outside counsel of the Second Prospective Buyer sent materials in response to Broadview's communications from the preceding day. These materials indicated that the Second Prospective Buyer's proposed price remained at $14.75, subject to the financing contingency, but that the Second Prospective Buyer would be willing to compromise on a number of points in the draft merger agreement.

     Later on March 28, 2003, the Board of Directors met by telephonic conference and was briefed by the Company's management, Broadview, Richards Layton and Robinson Bradshaw on the developments and status of negotiations with both prospective buyers. The Board of Directors discussed the details of the Second Prospective Buyer's revised expression of interest, including its proposed concessions on the draft merger agreement. The Board of Directors also reviewed the status of the Second Prospective Buyer's financing and the contingencies associated with the financing, which had remained unchanged from the original proposal. The Board of Directors considered the Second Prospective Buyer's willingness to pay a reverse break-up fee, as well as the potential impact on the Company if the Second Prospective Buyer failed to close the proposed transaction with the Company due to a failure to obtain financing. The Board of Directors also discussed the greater certainty of closing afforded by the potential transaction with Thomson due to Thomson's available cash resources. The Board of Directors also considered the potential impact of various possible negotiating strategies, including further attempts to negotiate price, on the prospective buyers at this stage of the process. After considering these factors the Board of Directors directed the Company's management and advisors to proceed with negotiations on a nonexclusive basis with Thomson.

     From March 29, 2003 through April 2, 2003, representatives of the Company and Thomson exchanged numerous drafts of, and engaged in extensive negotiations with respect to the terms of, a merger agreement and related documents. On March 30 and March 31, 2003, representatives of Thomson and Shearman & Sterling met with representatives of the Company and Robinson Bradshaw in Charlotte, North Carolina to negotiate the terms of the merger agreement. Richards Layton participated in the negotiations by telephone. During this time, updated financial and other due diligence information was also exchanged and reviewed by the Company and Thomson. Negotiations continued throughout April 1 and 2, 2003.

     On April 2, 2003, the Board of Directors met with its financial and legal advisors to consider the proposed terms of the Offer and the Merger. Robinson Bradshaw reviewed with the Board of Directors the terms of the

Merger Agreement and the Stockholders Agreement. Broadview presented its financial analyses and discussed the various factors it had considered in conjunction with that analysis. Broadview then delivered its oral opinion, subsequently confirmed in writing, to the effect that, subject to the various factors and assumptions set forth therein, the Per Share Amount is fair, from a financial point of view, to holders of Shares. The Board of Directors then reviewed the terms of various proposed or actual agreements or arrangements relating to the Company's directors and executive officers. Richards Layton then made a presentation to the Board of Directors regarding its fiduciary duties generally under Delaware law and particularly in a change of control transaction. After further discussions and questions, the Board of Directors approved and adopted the terms of the Merger Agreement and the Stockholders Agreement and the transactions contemplated thereby, and recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer, and vote to adopt the Merger Agreement.

     Late in the evening of April 2, 2003, the Company, Thomson and Purchaser executed the Merger Agreement, and the Company's stockholders who are parties to the Stockholders Agreement, Thomson and Purchaser executed the Stockholders Agreement. The parties promptly issued a joint press release announcing the execution of the Merger Agreement and the Stockholders Agreement.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND THOMSON WITH THE COMMISSION IN CONNECTION WITH THE OFFER. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN WILL HAVE THE MEANINGS ASCRIBED THERETO IN THE MERGER AGREEMENT. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY."

     The Offer. The Merger Agreement provides that as promptly as practicable after the date of the Merger Agreement (and in any event within eight business days of the date of the Merger Agreement), Purchaser will commence the Offer. The Offer is subject only to the Minimum Condition and to the other conditions that are described in "Section 14. Certain Conditions of the Offer." Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that without the prior written consent of the Company, (i) the Minimum Condition may not be waived, (ii) the Regulatory Condition may not be waived, (iii) no change may be made that changes the form of consideration to be paid, decreases the Per Share Amount or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those described in "Section 14. Certain Conditions of the Offer" and (iv) no other change may be made to any term of the Offer in any manner adverse to the holders of the Shares.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with Delaware Law, Purchaser will be merged with and into the Company at the Effective Time. Following the Effective Time, the Company, as the Surviving Corporation, will succeed to and assume all the rights and obligations of Purchaser in accordance with Delaware Law and will become an indirect wholly-owned subsidiary of Thomson. As of the Effective Time, each Share (other than Shares owned by Thomson or the Company (or by any direct or indirect wholly-owned subsidiary of Thomson or the Company) and any Shares held by a person who shall not have voted to adopt the Merger Agreement and who properly demands appraisal for such shares in accordance with Delaware Law ("Dissenting Shares")) will be converted into the right to receive the Merger Consideration, without interest thereon. As of the Effective Time, all Shares will no longer be outstanding and will automatically be canceled and will cease to exist. Pursuant to the Merger Agreement, each issued and outstanding share of capital stock of Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     The Merger Agreement provides that the Board of Directors of Purchaser will be the Board of Directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation. Pursuant to the Merger Agreement, the Certificate of Incorporation of the Company will be amended in the Merger to read in its entirety as set forth in Exhibit A of the Merger Agreement and as so amended, will be the certificate of incorporation of the Surviving Corporation and, subject to the Merger Agreement, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation.

     Stockholders' Meeting. Pursuant to the Merger Agreement, if following acceptance for payment of, and payment for, the Shares pursuant to the Offer, the adoption of the Merger Agreement by the stockholders of the Company is required in order to effect the Merger under Delaware Law, the Company will, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of obtaining the affirmative vote of the holders of a majority in voting power of the Shares to adopt the Merger Agreement (the "Company Stockholder Approval"), and will, through the Board of Directors, recommend to its stockholders the adoption of the Merger Agreement, subject to its rights under the Merger Agreement, and use its reasonable best efforts to obtain such approval and adoption. If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to adopt the Merger Agreement, even if no other stockholder votes in favor of the adoption of the Merger Agreement. PURSUANT TO THE STOCKHOLDERS AGREEMENT, PURCHASER HAS THE RIGHT TO VOTE APPROXIMATELY 21.5% OF THE OUTSTANDING SHARES, AND WILL NEED TO ACQUIRE AN ADDITIONAL 2,246,696 SHARES TO HAVE THE RIGHT TO VOTE THE NUMBER OF SHARES SUFFICIENT TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE "SECTION 11. PURPOSE OF THE OFFER, PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER."

     Proxy Statement. The Merger Agreement provides that, if following acceptance for payment of, and payment for, the Shares pursuant to the Offer, the adoption of the Merger Agreement by the stockholders of the Company is required in order to effect the Merger under Delaware Law, the Company and Thomson will, as promptly as practicable, prepare, and the Company will file with the Commission a proxy statement relating to the Company Stockholders' Meeting (the "Proxy Statement") and the Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of the Merger Agreement. Thomson has agreed to vote all Shares beneficially owned by it or any of its subsidiaries in favor of the adoption of the Merger Agreement at the Company Stockholders' Meeting and has agreed that it will not dispose of any Shares (and will cause Purchaser not to dispose of any Shares) prior to the Company Stockholders' Meeting. The Merger Agreement further provides that, if at any time Thomson or Purchaser shall acquire at least 90% of the outstanding Shares, Thomson, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after consummation of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement without the Company Stockholders' Meeting in accordance with Delaware Law.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, licenses and authorizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors, managers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. The Merger Agreement further provides that, without limiting the generality of the foregoing, except as set forth on the Company's disclosure schedule, as otherwise permitted under the Merger Agreement or as consented to by Thomson in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to:

     - (i) declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect or in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     - issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than in accordance with the terms thereof, the issuance of the Shares (and corresponding Rights) upon the exercise of Company Stock Options (as defined below) or otherwise pursuant to equity stock-based awards, in each case outstanding on the date of the Merger Agreement and in accordance with their present terms;

     - amend its certificate of incorporation, by-laws or other comparable organizational documents;

     - acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, in the case of clause (i) or (ii), are material, individually or in the aggregate, to the Company;

     - sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of assets in the ordinary course of business;

     - incur any indebtedness for borrowed money or assume or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, assume or guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, which in no event will exceed $25,000, individually, or $100,000, in the aggregate, and except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company and other than investments made in the ordinary course of business;

     - make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, or, in the aggregate, exceed in any month by more than $50,000 the amount of monthly budgeted expenditures as set forth in the Company's fiscal year 2003 budget which has been made available to Thomson;

     - make any tax election that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the tax liability of the Company or settle or compromise any material income tax liability;

     - pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements;

     - except as required by law, enter into, adopt or amend in any material respect or terminate any Company Benefit Plan or any other agreement involving the Company or its subsidiaries, and one or more of its directors, officers or employees;

     - hire additional employees except to fill current vacancies or vacancies arising after the date of the Merger Agreement due to the termination of any employee's employment or increase the compensation of any director, executive officer or other key employee other than as required by, or pay any benefit or amount not required by, a plan or arrangement as in effect on the date of the Merger Agreement to any such person; provided, that so long as such increases do not cause the expenses of the Company and its subsidiaries for compensation and benefits to exceed the amounts set forth in their budget for fiscal year 2003, the Company and its subsidiaries may increase salaries and other benefits of employees in the ordinary course of business consistent with past practice in connection with their annual performance review of employees in March 2003;

     - settle any litigation, suit, claim, action, proceeding or investigation to the extent such settlement would provide for relief other than monetary damages, except for settlement of any litigation, suit, claim, action, proceeding or investigation based on, resulting from, or otherwise related to, the Merger Agreement or the Stockholders Agreement, the transactions contemplated thereby or the approval of, submission to, review of, or conduct of the Board of Directors or stockholders of the Company or any Governmental Entity;

     - enter into any contract or agreement, other than in the ordinary course of business and consistent with past practice;

     - amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any of its subsidiaries thereunder, other than in the ordinary course of business consistent with past practice;

     - make any change in accounting methods, principles or practices of the Company, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, except insofar as may have been required by a change in U.S. generally accepted accounting principles; or

     - authorize, or commit or agree to take, any of the foregoing actions.

     Company Board Representation. The Merger Agreement provides that, effective upon the acceptance for payment of, and payment for, the Shares pursuant to the Offer, Thomson will be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to the section of the Merger Agreement described in this paragraph) and (ii) the percentage that the number of Shares beneficially owned by Thomson and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company will promptly take all action necessary to cause designees of Thomson to be elected or appointed to the Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. The Merger Agreement also provides that, at such times, the Company will use its best efforts to cause persons designated by Thomson to constitute the same percentage of each committee of the Board of Directors as persons designated by Thomson will constitute of the Board of Directors, to the extent permitted by applicable law or the rules of Nasdaq or any other stock exchange or automated quotation system in which the Shares are then listed or quoted. Pursuant to the Merger Agreement, following the election or appointment of Parent's designees to the Board of Directors pursuant to the provisions of the Merger Agreement described in this paragraph and until the Effective Time, the Company will use its reasonable best efforts to ensure that at least two directors of the Company who are neither designated by or otherwise affiliated with Thomson nor employed by the Company (the "Continuing Directors") will remain members of the Board of Directors.

     The Merger Agreement provides that, following the election or appointment of designees of Thomson to the Board of Directors pursuant to the provisions of the Merger Agreement described in the immediately preceding paragraph and until the Effective Time, the approval of not less than a majority of the directors of the Company then in office, which majority will include the concurrence of a majority of the Continuing Directors, will be required to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action thereunder by Thomson or Purchaser and any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company or other action by the Company hereunder which adversely affects the holders of Shares (other than Thomson and Purchaser).

     Access to Information. The Merger Agreement provides that, subject to the Confidentiality Agreement, dated as of October 7, 2002 (the "Confidentiality Agreement"), between the Company and Thomson-West and except as otherwise required by applicable law, the Company will, and will cause its subsidiaries to, afford to Thomson and Purchaser and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of Thomson and Purchaser, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause its subsidiaries to, furnish promptly to Thomson and Purchaser
(i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) except as otherwise required by applicable law, all other information concerning its business, properties and personnel as Thomson or Purchaser may reasonably request.

     No Solicitation by the Company. The Company has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers, employees and agents (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or, any proposal that may reasonably be expected to lead to a Company Takeover Proposal; provided, however, that, at any time prior to acceptance for payment of, and payment for, the Shares pursuant to the Offer (the "Company Applicable Period"), the Company may, in response to a Company Takeover Proposal which the Board of Directors determines in good faith may reasonably be expected to result in a Company Superior Proposal (as defined below), which was not solicited by it and which did not otherwise result from a breach of the Merger Agreement, after the Board of Directors has determined in good faith that the furnishing of information and participating in discussions or negotiations pursuant to the Merger Agreement is required by its fiduciary duties under applicable law, after having received advice from outside legal counsel and after the Company has entered into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, and subject to providing three business days prior written notice of its decision to take such action to Thomson and compliance with the Merger Agreement, (x) furnish information with respect to the Company and its subsidiaries to any person making such a Company Takeover Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding such Company Takeover Proposal.

     "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to (i) any sale, transfer or other disposition of assets of any business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (ii) any sale, transfer, or other disposition of 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     "Company Superior Proposal" means any bona fide, unsolicited offer made by a third party to consummate (i) a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group of more than 50% of the voting power of the Shares then outstanding or (iii) the sale, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries taken together; in each case on terms which the Board of Directors determines in good faith (after having received the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and Merger and is reasonably capable of being consummated.

     Except as expressly permitted by the Merger Agreement, neither the Board of Directors nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Thomson, the approval or recommendation by such Board of Directors or such committee of the Merger Agreement, the Stockholders Agreement, the Offer or the Merger unless the Board of Directors determines in good faith that the failure to take the foregoing actions would be a breach of its fiduciary duties under applicable law after having received advice from outside legal counsel, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding anything in the Merger Agreement to the contrary, in response to a Company Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of the Merger Agreement, the Board of Directors may, during the Company Applicable Period, terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), provided that the Company may not effect any termination or enter into any such Company Acquisition Agreement pursuant to the Merger Agreement unless and until
(i) the receipt by Thomson of three business days' prior written notice advising Thomson that the Board of Directors is prepared to accept a Company Superior Proposal; (ii) during such three business day period, the Company will, and will cause its financial and legal advisors to, consider any adjustment in the terms and conditions of the Merger Agreement that Thomson may propose; and (iii) the Company will have paid the Termination Fee in full.

     The Merger Agreement further provides that the Company will, and will direct or cause its subsidiaries and its and their respective directors, officers, employees and agents (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Company) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be, or may have been, ongoing prior to or as of the date of the Merger Agreement with respect to any Company Takeover Proposal. Subject to the exercise of its rights under the Merger Agreement, the Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

     In addition, the Company has agreed to promptly advise Thomson orally and in writing of the existence of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal and any changes in any such request or to the Company Takeover Proposal.

     Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that the Company will take such actions as may be required so that at the Effective Time, each then outstanding stock option to purchase Shares that was granted under the Company's Restated 1985 Incentive Stock Option Plan, Amended and Restated 1996 Stock Option Plan and each individual option agreement entered into outside of any of the stock option plans of the Company (all of the foregoing, collectively, the "Company Stock Options"), whether or not then exercisable or vested, will be cancelled. A holder who consents to the cancellation of his or her Company Stock Options will receive, for each Share subject to a Company Stock Option, an amount in cash equal to the difference between the Merger Consideration and the per share exercise price of the related Company Stock Option to the extent such difference is a positive number (such amount in cash as described above is hereinafter referred to as the "Option Consideration"). The surrender of a Company Stock Option to the Company in exchange for the Option Consideration as set forth above will be deemed a release of any and all rights the holder had in respect of such holder's Company Stock Option. Prior to the Effective Time, the Company will take all action necessary to ensure that, following the Effective Time, no participant in any stock option plan of the Company will have any right to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof. At the Effective Time, Thomson will, or will cause the Surviving Corporation to, pay Option Consideration to each holder who consented to the cancellation of his or her Company Stock Option.

     The Company has also agreed to terminate the Company's Employee Stock Purchase Plan at the Effective Time. The Company will refund to each participant in the Employee Stock Purchase Plan the cash balance in the participant's account in accordance with the terms of the plan.

     The Merger Agreement also provides that from and continuing through the period ending on the date that is the later of the date that is six months after the Effective Time and December 31, 2003, Thomson will cause the Surviving Corporation to honor in accordance with their respective terms all employee benefit plans, contracts, agreements, arrangements, policies, plans and commitments of the Company relating to employee compensation and benefits of employees of the Company (collectively, the "Company Benefit Plans") to the extent the Company Benefit Plans are not superseded by other plans, agreements or other arrangements that, in the aggregate, are at least no less favorable to the employees and former employees under the superseded Company Benefit Plans that were in effect immediately prior to the time of acceptance for payment of, and payment for, any Shares pursuant to the Offer to Purchase. Thomson has agreed to cause the Surviving Corporation to honor all rights that become effective as a result of a change in control under specified Company Benefit Plans, except to the extent that the applicable Company Benefit Plans are superseded by agreements with individuals that become effective prior to, or at the Effective Time.

     Thomson also agreed that from and continuing through the period ending on the date that is the later of the date that is six months after the Effective Date and December 31, 2003, Thomson will, or will cause the Surviving Corporation to, provide employee pension and welfare plans for the benefit of employees and former employees of the Company that, in the aggregate, are at least no less favorable to these employees and former employees are under the Company Benefit Plans that are in effect immediately prior to the time of acceptance for payment of, and payment for, any Shares pursuant to the Offer to Purchase. To the extent any benefit plan of Thomson (or any plan of the Surviving Corporation) is made available to employees or former employees of the Company, Thomson will, or will cause the Surviving Corporation, as applicable, to credit employees and former employees of the Company for service with the Company prior to the Effective Time for purposes of determining eligibility to participate in, and the employee's vested right to benefits under, these plans, and, unless a duplication of benefits would result, for purposes of calculating benefits. In addition, to the extent any of the foregoing plans is a welfare plan, Thomson will, or will cause the Surviving Corporation to (i) waive all preexisting conditions, exclusions and waiting periods otherwise applicable to employees and former employees of the Company, except to the extent that any such limitation or waiting period in effect under comparable Company Benefit Plans has not been satisfied as of the date the plan is made available to employees and former employees of the Company and (ii) credit each employee and former employee of the Company for any co-payments, co-insurance and deductibles paid by an employee or former employee under comparable Company Benefit Plans prior to the date the plan is made available to employees and former employees of the Company.

     Directors' and Officers' Indemnification Insurance. The Merger Agreement provides that, from the Effective Time through the sixth anniversary of the date of which the Effective Time occurs, Thomson will cause the Surviving Corporation to (and be liable for any failure of the Surviving Corporation to), and the Surviving Corporation will, indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, and who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer or director of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Thomson and the Surviving Corporation within ten business days of receipt by Thomson or the Surviving Corporation from the Covered Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     The Merger Agreement further provides that the Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in Articles 8 and 9 of the Certificate of Incorporation and

Article V of the By-laws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of a Covered Party, unless such modification shall be required by law.

     Pursuant to the Merger Agreement, Thomson will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage (containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time).

     In the event that Thomson or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the parties have agreed that proper provision will be made so that the successors or assigns of Thomson or the Surviving Corporation, as the case may be, will succeed to the obligations set forth in the Merger Agreement.

     Filings; Other Action. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Purchaser and Thomson have agreed to (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other regulatory filings with any relevant Governmental Entity and comply with all reasonable requests for information from any Governmental Entity with respect to the Merger and the transactions contemplated by the Merger Agreement; and (b) use their respective reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under the Merger Agreement and applicable laws and regulations to obtain as promptly as practicable all consents, approvals, orders, authorizations, registrations and permits required to be obtained by it from any Governmental Entity or third party in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable after the date of the Merger Agreement; provided, however, that neither Thomson nor the Company will be required to agree to, or proffer to, (i) divest or hold separate any of the businesses or assets or Thomson, the Company or any of their respective affiliates, (ii) cease to conduct business or operations in any jurisdiction in which Thomson, the Company or any of their respective subsidiaries conducts business or operations as of the date of the Merger Agreement, or (iii) otherwise limit (after the Effective Time) the freedom of action of Thomson with respect to, or its ability to retain, the Company and its subsidiaries or any portion thereof or any of the assets or businesses of Thomson or its affiliates.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, among others, representations by the Company as to the absence of certain changes or events concerning the Company's business, litigation, labor relations, benefit plans, taxes, compliance with applicable laws, voting requirements, state takeover statutes, brokers, opinion of financial advisors, material contracts, intellectual property, the Rights Agreement, real property and leases, customers and suppliers, insurance, assets and cash.

     Conditions to the Merger. Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as otherwise provided in the Merger Agreement), on or prior to the Closing Date of the following conditions: (a) if required by law, Company Stockholder Approval will have been obtained; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act will have been terminated or will have expired; (c) no Restraint will be in effect preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that each of the parties will have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as practicable any such Restraints that may be entered; and
(d) Purchaser will have previously accepted for payment and paid for all Shares validly tendered pursuant to the Offer and not withdrawn.

     The Merger Agreement provides that neither the Company nor Thomson may rely on the failure of any condition set forth in the Merger Agreement to be satisfied if such failure was caused by such party's (including, in the case of Thomson, Purchaser's) failure to comply with its obligations under the Merger Agreement.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval or adoption of the Merger Agreement by Thomson as the sole stockholder of Purchaser:

          (a) by mutual written consent of the Company and Thomson;

          (b) by either the Company or Thomson (provided that the party seeking to terminate may not rely on the existence of any of the following conditions resulting from its (including, in the case of Thomson, Purchaser's) failure to perform any of its obligations under the Merger Agreement):

             (i) if Purchaser will not have purchased Shares pursuant to the Offer on or before the Outside Date; provided that if the Company has requested that Thomson cause Purchaser to extend the Expiration Date to a period not to exceed the Alternative Outside Date under the conditions specified in the Merger Agreement, the right to terminate the Merger Agreement will not become effective until the earlier of the Alternative Outside Date or such time as the Company will withdraw its request that Thomson cause Purchaser to extend the Expiration Date;

             (ii) if the Offer will have expired without any Shares being purchased pursuant thereto or the Offer is terminated as permitted under the Merger Agreement without any Shares having been accepted for payment thereunder; or

             (iii) if any Restraint which has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger will have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement pursuant to the terms thereof will have used reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by the Company, during the Company Applicable Period, if Thomson or Purchaser will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, such that (i) (A) the representations and warranties of Thomson or Purchaser set forth in the Merger Agreement that are qualified as to materiality or material adverse effect will not be true and correct, or any such representation and warranty of Thomson or Purchaser that is not so qualified will not be true and correct in all material respects, both when made and at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of any earlier date, in which case as of such date) or (B) Thomson or Purchaser will not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the expiration of the Offer and (ii) such breach or failure to perform is incapable of being, or is not, cured by Thomson or Purchaser, as the case may be, by the earlier of the Expiration Date or within five business days of notice thereof;

          (d) by the Company, at any time during the Company Applicable Period, in accordance with the provisions of the Merger Agreement described above under the section entitled "No Solicitation by the Company" above; provided, that in order for the termination of the Merger Agreement pursuant to the provision of the Merger Agreement described in this paragraph to be deemed effective, the Company will have complied with the applicable notice provisions of the Merger Agreement and will have paid the Termination Fee (as defined below);

          (e) by Thomson, during the Company Applicable Period, if the Company will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in (ii)(b) and (c) of "Section 14. Certain Conditions of the Offer" and (B) is incapable of being, or is not, cured by the Company by the earlier of the Expiration Date or within five business days of notice thereof;

          (f) by Thomson, if the Board of Directors or any committee thereof will, during the Company Applicable Period, have withdrawn or modified in a manner adverse to Thomson or Purchaser, the approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders Agreement, or approved or recommended any Company Takeover Proposal or any other acquisition of Shares (except for approvals not inconsistent with the Offer or the Merger as may be necessary or desirable in connection with the issuance of Shares as permitted under the Merger Agreement or to exempt acquisitions of Shares from liability under the Exchange Act) other than the Offer and the Merger, or the Board of Directors or any committee thereof will have resolved to do any of the foregoing; or

          (g) by Thomson, if due to an occurrence or circumstance that would result in the failure to satisfy any conditions set forth in "Section 14. Certain Conditions of the Offer" (other than the Minimum Condition or the Regulatory Condition), Purchaser will have failed to commence the Offer within 30 days following the date of the Merger Agreement.

     Effect of Termination. In the event of termination of the Merger Agreement by either Thomson or the Company as provided in the Merger Agreement, the Merger Agreement will forthwith become void and have no effect, without any liability or obligation on the part of the Company or Thomson, other than (a) certain provisions of the Merger Agreement relating to confidential information, (b) the provisions of the Merger Agreement relating to fees and expenses, (c) the provisions of the Merger Agreement relating to the effects of termination of the Merger Agreement, (d) the provisions of the Merger Agreement relating to the general provisions applicable to the Merger Agreement and (e) the Confidentiality Agreement (without giving effect to any waiver or amendment thereto contemplated by the Merger Agreement), which provisions and agreements will survive such termination. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement giving rise to such termination.

     Fees and Expenses. The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement or the Stockholders Agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. The Company covenanted and agreed that the Company and its subsidiaries will not incur or cause to be incurred aggregate fees and disbursements of the Company's financial advisors that are incurred in connection with the preparation, negotiation, execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby (the "Transaction Fees") in excess of $2,500,000. In addition, the Company further covenanted and agreed that it will incur legal fees and expenses in connection with the preparation, negotiations, execution, delivery and performance of the Merger Agreement on a reasonable and customary basis, consistent with past practice.

     The Merger Agreement provides that if (i) the Company terminates the Merger Agreement pursuant to the provision of the Merger Agreement described in paragraph (d) under the section entitled "Termination" above or (ii) any person will have commenced, publicly proposed or communicated to the Company a Company Takeover Proposal that is publicly disclosed and not withdrawn and (A) the Offer will have remained open for at least 20 business days, (B) the Minimum Condition will not have been satisfied, (C) the Merger Agreement will have been terminated pursuant to the provisions of the Merger Agreement described in the section entitled "Termination" above (other than the provisions of the Merger Agreement described in paragraph (a), (b)(iii) or (c) of the section entitled "Termination" above, and other than on account of the conditions set forth in paragraph (a), (d) or (g) of "Section 14. Certain Conditions of the Offer") and
(D) other than in the case of termination pursuant to the provisions of the Merger Agreement described in paragraph (f) of the section entitled "Termination" above or on the account of the condition set forth in paragraph
(f) of "Section 14. Certain Conditions to the Offer," the Company enters into an agreement with respect to a Company Takeover Proposal, or a Company Takeover Proposal is consummated, in each case within 12 months after the termination of the Merger Agreement in accordance with the terms thereof, and the Company will not theretofore have been required to pay the Termination Fee to Thomson, then, in each case, the Company will pay, or cause to be paid to Thomson, an amount equal to $3,500,000 (the "Termination Fee").

THE STOCKHOLDERS AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDERS AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. FOR PURPOSES OF THE SUMMARY OF THE STOCKHOLDERS AGREEMENT BELOW, CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN WILL HAVE THE MEANINGS ASCRIBED THERETO IN THE STOCKHOLDERS AGREEMENT. THE STOCKHOLDERS AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY."

     Tender of Shares. Pursuant to the Stockholders Agreement, each Significant Stockholder has agreed that, promptly following the commencement of the Offer, such Significant Stockholder (a) will tender, or cause to be tendered, to the Purchaser in the Offer, as promptly as practicable, but in any event within five business days of such commencement, all of such Significant Stockholder's Shares pursuant to the terms of the Offer and (b) will not withdraw, or cause to be withdrawn, such Shares.

     Grant of Proxy. Pursuant to the Stockholders Agreement, each Significant Stockholder has granted an irrevocable proxy to Purchaser (and has agreed to execute such documents or certificates evidencing such proxy as Purchaser may reasonably request) to vote, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, all of such Significant Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and the Stockholders Agreement, (b) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Company Takeover Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company.

     Transfer of Shares. The Stockholders Agreement provides that each Significant Stockholder will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Stockholders Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (d) take any action that would make any representation or warranty of such Significant Stockholder in the Stockholders Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Significant Stockholder from performing such Stockholder's obligations thereunder.

     No Solicitation of Transactions. The Stockholders Agreement provides that none of the Significant Stockholders will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage the submission of any Company Takeover Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Company Superior Proposal; provided, however, that nothing in the Stockholders Agreement will prevent a Significant Stockholder, in such Significant Stockholder's capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to the Merger Agreement. Each Significant Stockholder will, and will direct or cause such Significant Stockholder's

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representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal.

     Termination. The obligations of the Significant Stockholders under the Stockholders Agreement will terminate upon the earliest of (a) the Effective Time, (b) any amendment to the Merger Agreement which adversely affects any Significant Stockholder and (c) termination of the Merger Agreement in accordance with its terms.

     On April 4, 2003, the Significant Stockholders owned (either beneficially or of record) 1,698,605 Shares, constituting approximately 21.5% of the outstanding Shares (or approximately 17.6% of the outstanding Shares on a fully-diluted basis).

     PURSUANT TO THE STOCKHOLDERS AGREEMENT, PURCHASER HAS THE RIGHT TO VOTE APPROXIMATELY 21.5% OF THE OUTSTANDING SHARES, AND WILL NEED TO ACQUIRE AN ADDITIONAL 2,246,696 SHARES TO HAVE THE RIGHT TO VOTE THE NUMBER OF SHARES SUFFICIENT TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE "SECTION 11. PURPOSE OF THE OFFER, PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER."

EMPLOYMENT AGREEMENT WITH CHRISTOPHER K. POOLE

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE EMPLOYMENT AGREEMENT, DATED AS OF APRIL 10, 2003 (THE "POOLE AGREEMENT"), BETWEEN THE COMPANY AND CHRISTOPHER K. POOLE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE POOLE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. FOR PURPOSES OF THE SUMMARY OF THE POOLE AGREEMENT BELOW, CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN WILL HAVE THE MEANINGS ASCRIBED TO THEM IN THE POOLE AGREEMENT. THE POOLE AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY."

     The Poole Agreement provides that Mr. Poole will serve as President and General Manager of the NAL Software Business Unit of the Surviving Corporation (the "NAL Unit") during a two-year term that is to commence upon the consummation of the Offer. The Poole Agreement will supersede Mr. Poole's existing employment agreement as of the Effective Date, including any right thereunder to receive payments as a result of a change of control of the Company following consummation of the Offer or the Merger.

     As compensation for services under the Poole Agreement Mr. Poole will receive an annual base salary of $325,000 (subject to annual review and merit increases) and will be eligible to earn an annual bonus of up to 200% of his base salary (with a target bonus amount equal to 100% of his base salary), based on the achievement of certain performance objectives. Mr. Poole is also eligible to earn over a two-year measurement period commencing at the Effective Time and ending on the last day of the 2004 plan year a retention performance award of up to $800,000 (with a target amount equal to $400,000), based on the achievement of certain performance objectives. Mr. Poole will also be entitled to a one-time integration bonus of $75,000, payable on the 90th day following the Effective Date, provided that certain objectives relating to the integration of the business of the Company with the business of Thomson are satisfied. Mr. Poole will be entitled to participate in retirement, medical, disability, long-term care and life insurance plans applicable to senior executives of the NAL Unit. If Mr. Poole's employment is terminated without Cause, and where such termination is not the result of Mr. Poole's death or disability, Mr. Poole is entitled to a lump sum payment equal to the sum of (i) one and one-half times his then-current annual salary, (ii) the amount of medical, dental and vision benefits the Company would have contributed on behalf of Mr. Poole and his dependents had he remained employed for an additional 18 months, (iii) a pro-rated amount of Mr. Poole's annual target bonus amount for the year of termination, and (iv) any unpaid portion of the target amount of the retention performance award (in no event less than $400,000). He will also be entitled to outplacement assistance in a maximum amount of $20,000 in the event Mr. Poole's employment is terminated without Cause. If Mr. Poole resigns from his employment for Good Reason, he is entitled to the same lump sum payment that he is entitled to in the event his employment is terminated without Cause, except that he is not entitled to any amount under the retention performance award. Mr. Poole is bound by a covenant not to compete with the business of the Company (or any of its affiliates) anywhere in the United States, Canada, or the United Kingdom for one year after termination of his employment for any reason. In addition, Mr. Poole is bound by a
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covenant not to solicit employees or customers of the Company (or any of its affiliates) for one year after termination of his employment for any reason.

CONFIDENTIALITY AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. FOR PURPOSES OF THE SUMMARY OF THE CONFIDENTIALITY AGREEMENT BELOW, CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN WILL HAVE THE MEANINGS ASCRIBED THERETO IN THE CONFIDENTIALITY AGREEMENT. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY."

     Pursuant to the Confidentiality Agreement, West has agreed that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and West, and that such information will be kept confidential by West and its advisors; provided, however, that (i) any of such information may be disclosed to directors, officers and employees of West and representatives of the advisors of West who need to know such information for the purpose of evaluating any such possible transaction between the Company and West and (ii) any disclosure of such information may be made to which the Company consents in writing.

     West also has agreed that for a period of two years from the date of the Confidentiality Agreement that West will not, directly or indirectly, and West will cause any person or entity controlled by West not to, without the prior written consent of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, more than 4.9% of the outstanding voting securities or property of the Company or any of its affiliates, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a "group" (within the meaning of the Exchange Act) with respect to any control or influence of the management, Board of Directors or policies of the Company, (v) disclose any intention, plan or arrangement inconsistent with the foregoing, or
(vi) advise, assist or encourage any other persons in connection with any of the foregoing. West also agreed that during such period not to (x) request that the Company (or its Representatives), directly or indirectly, amends or waives any provision of the Confidentiality Agreement described in this paragraph, (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding the Confidentiality Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, or (z) communicate with the Company's stockholders regarding the subject matter of the Confidentiality Agreement.

     In addition, West has agreed that for a period of one year from the date of the Confidentiality Agreement, neither West nor any of its affiliated companies would hire any of the employees of the Company or its subsidiaries with whom West had contact during the period of its review of the Company.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Thomson to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Thomson to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Thomson.

     Under Delaware Law, the approval of the Board of Directors and, in the event Purchaser owns less than 90% of the outstanding shares upon consummation of the Offer, the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Company's stockholders, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and vote to approve and adopt the Merger Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder. PURSUANT TO THE STOCKHOLDERS AGREEMENT, PURCHASER HAS THE RIGHT TO VOTE APPROXIMATELY 21.5% OF THE OUTSTANDING SHARES, AND WILL NEED TO ACQUIRE AN ADDITIONAL 2,246,696 SHARES TO HAVE THE RIGHT TO VOTE THE NUMBER OF SHARES SUFFICIENT TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE "SECTION 11. PURPOSE OF THE OFFER, PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER."

     In the Merger Agreement, the Company has agreed, as promptly as practicable, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding Shares to adopt the Merger Agreement, if such action is required by Delaware Law in order to effect the Merger under Delaware Law. Thomson has agreed to vote all Shares beneficially owned by it or any of its subsidiaries in favor of the adoption of the Merger Agreement and not to dispose of any Shares prior to the stockholders meeting.

     The Merger Agreement provides that, effective upon the acceptance for payment of, and payment for, the Shares pursuant to the Offer, Thomson will be entitled to designate representatives to serve on the Board of Directors in proportion to Purchaser's percentage ownership of Shares following such purchase. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Purchaser expects that such representation on the Board of Directors would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then-outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, Thomson, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after consummation of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, without a meeting of the Company's stockholders in accordance with Delaware Law. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law in connection with the Merger to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that, under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or
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

expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same as or more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Thomson does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, Shares. Thomson intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Broadview) are not necessarily opinions as to "fair value" under Section 262.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3") which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it or its affiliates. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Except as disclosed in this Offer to Purchase, neither Thomson nor Purchaser has any present plans or proposals that would result in the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries or a sale or transfer of a material amount of assets of the Company or any of its subsidiaries. Thomson will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units and subsidiaries of Thomson. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that, Thomson acquires control of the Company, Thomson will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, Certificate of Incorporation, By-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

     Thomson, Purchaser or an affiliate of Thomson may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they will determine, which may be more or less than the price paid in the Offer.

     12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the consent of Thomson in writing, (a) declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect or in lieu of or in substitution for shares of its capital stock, (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than in accordance with the terms thereof, the issuance of Shares (and corresponding Rights) upon the exercise of Company Stock Options or otherwise pursuant to equity stock-based awards, in each case outstanding on April 2, 2003 and in accordance with their present terms or (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of assets in the ordinary course of business; see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements."

     13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser in the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Thomson intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of beneficial owners of Shares falls below 300 or the market value of such publicly held Shares is not at least $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 with respect to "going private" transactions, no longer applicable to the

Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, such Shares would no longer constitute "margin securities."

     14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to applicable law, pay for any Shares, and may, subject to the Company's right to require that Thomson cause Purchaser to extend the Offer pursuant to the Merger Agreement, terminate, amend or extend the Offer, if (i) immediately prior to the Expiration Date, (a) the Minimum Condition will not have been satisfied or (b) the Regulatory Condition will not have been satisfied or (c) a Litigation Event (as defined below) exists or (ii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions, other than a Litigation Event, exists:

          (a) there will be (x) any statute, rule, regulation, judgment, order or injunction enacted, entered, promulgated, issued or enforced by or on behalf of a Governmental Entity (and, in the case of any judgment, order or injunction, the same will have become final and nonappealable) or (y) there will have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any Governmental Entity (and which is reasonably likely to be successful on its merits) or by any Governmental Entity (such event as described in this clause (y), a "Litigation Event") that, in the case of the circumstances described in either clause (x) or (y) above, (1) prohibits, restrains, seeks to prohibit or restrain or makes materially more costly the acquisition by Purchaser of any of the Shares under the Offer, or the making or consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Stockholders Agreement, (2) prohibits, limits or seeks to prohibit or limit the ownership or operation by the Company, Thomson or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or of Thomson and its subsidiaries, in each case, taken as a whole, or compels or seeks to compel the Company or Thomson or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of such person, in each case as a result of the Offer or the Merger, (3) imposes or seeks to impose any material limitations on the ability of Thomson or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (4) prohibits Thomson or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries or of Thomson and its subsidiaries, in each case, taken as a whole, (5) requires or seeks to require the divestiture by Thomson, Purchaser or any other affiliate of Thomson of any Shares, (6) seeks an amount of monetary damages which, if awarded, would be reasonably likely to have a material adverse effect on the Company, or (7) otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement or would be reasonably likely to have a material adverse effect on the Company; or

          (b) the representations and warranties of the Company set forth in the Merger Agreement will not be true and correct when made and at and as of the Expiration Date, as if made at and as of such time

     (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on the Company; or

          (c) the Company will not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date; or

          (d) there will have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of 24 hours or (2) any declaration of a banking moratorium or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations; or

          (e) any material adverse change in the Company will have occurred; or

          (f) the Board of Directors, or any committee thereof, will have withdrawn or modified, in a manner adverse to Thomson or Purchaser, the approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders Agreement, or approved or recommended any Company Takeover Proposal or any other acquisition of Shares other than the Offer and the Merger or the Board of Directors, or any committee thereof, will have resolved to do any of the foregoing; or

          (g) Purchaser and the Company will have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of Shares thereunder.

     THE FOREGOING CONDITIONS ARE FOR THE SOLE BENEFIT OF PURCHASER AND THOMSON AND MAY BE ASSERTED BY PURCHASER OR THOMSON REGARDLESS OF THE CIRCUMSTANCES GIVING RISE TO ANY SUCH CONDITIONS (EXCEPT TO THE EXTENT THAT ANY SUCH CONDITION RESULTS FROM THE BREACH BY THOMSON OR PURCHASER OF ANY OF THEIR RESPECTIVE REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS UNDER THE MERGER AGREEMENT) AND, EXCEPT WITH RESPECT TO THE MINIMUM CONDITION AND THE REGULATORY CONDITION, MAY BE WAIVED BY PURCHASER OR THOMSON IN WHOLE OR IN PART AT ANY TIME AND FROM TIME TO TIME PRIOR TO THE EXPIRATION OF THE OFFER. THE FAILURE BY PURCHASER OR THOMSON AT ANY TIME TO EXERCISE ANY OF THE FOREGOING RIGHTS WILL NOT BE DEEMED A WAIVER OF ANY SUCH RIGHT; THE WAIVER OF ANY SUCH RIGHT WITH RESPECT TO PARTICULAR FACTS AND OTHER CIRCUMSTANCES WILL NOT BE DEEMED A WAIVER WITH RESPECT TO ANY OTHER FACTS AND CIRCUMSTANCES; AND EACH SUCH RIGHT WILL BE DEEMED AN ONGOING RIGHT WHICH MAY BE ASSERTED AT ANY TIME AND FROM TIME TO TIME PRIOR TO THE EXPIRATION OF THE OFFER.

     15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon Purchaser's review of publicly available information regarding the Company and the review of certain information furnished by the Company to Thomson and discussions between representatives of Thomson and representatives of the Company during the investigation by Thomson of the Company (see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements"), neither Purchaser nor Thomson is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as described below, any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" will have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Thomson or Purchaser or that certain parts of the business of the Company, Thomson or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the

Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section
15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Certain Conditions of the Offer" for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to such time the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On April 2, 2003, prior to the execution of the Merger Agreement, the Board of Directors, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the Stockholders Agreement, and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer, the Merger and the Stockholders Agreement.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and in particular with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and it has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Purchaser's acquisition of Shares pursuant to the Offer and the Stockholders Agreement is subject to these requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

     Pursuant to the HSR Act, Thomson will file a Premerger Notification and Report Form in connection with the purchase of the Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Thomson, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Thomson will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Thomson with respect to the Offer, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of the Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Thomson, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Thomson relating to the businesses in which Thomson, the Company and their respective subsidiaries are engaged, Thomson and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

     Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the Company conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

     16.  FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Thomson retained Innisfree M&A Incorporated, as the Information Agent, and Computershare Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid a fee of $10,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal, and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid law of such jurisdiction. If Purchaser becomes aware of any valid law of a jurisdiction prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Thomson and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          GULF ACQUISITION CORP.

Dated: April 11, 2003

                                   SCHEDULE I
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF THOMSON AND PURCHASER

     1.  DIRECTORS AND EXECUTIVE OFFICERS OF THOMSON.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses for the past five years of each director and executive officer of Thomson. Except for Messrs. Daleo, Denning, Harrington, Opperman, Shaffer, Hall, Schlosser and Smith and Ms. Stanley, each of whom are citizens of the United States, each such person is a citizen of Canada. Unless otherwise indicated, the business address of each person listed below is c/o The Thomson Corporation, Metro Center, One Station Place, Stamford, Connecticut 06902. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Thomson. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Thomson, for the past five years.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                          --------------------------------------------------
David K.R. Thomson..............................  Chairman and Director. Mr. Thomson was appointed
  The Woodbridge Company Limited                  Chairman of the board after the annual meeting on
  65 Queen Street West                            May 8, 2002 and has been a director since 1988. He
  Toronto, Ontario M5H 2M8                        has been Deputy Chairman of The Woodbridge Company
  Canada                                          Limited ("Woodbridge"), Thomson's principal
                                                  shareholder, since 1990.

W. Geoffrey Beattie.............................  Deputy Chairman and Director. Mr. Beattie has been
  The Woodbridge Company Limited                  Deputy Chairman of the board since 2000 and a
  65 Queen Street West                            director since 1998. Mr. Beattie is President of
  Toronto, Ontario M5H 2M8                        Woodbridge.
  Canada

Ron D. Barbaro..................................  Director. Mr. Barbaro has been a director since
  Ontario Lottery and Gaming Corporation          1993. Mr. Barbaro is President and Chief Executive
  4120 Yonge Street, Suite 420                    Officer of the Ontario Lottery and Gaming
  Toronto, Ontario M2P 2B8                        Corporation.
  Canada

Robert D. Daleo.................................  Executive Vice President and Chief Financial
                                                  Officer and Director. Mr. Daleo has been the
                                                  Executive Vice President and Chief Financial
                                                  Officer since 1998 and a director since 2001. Prior
                                                  to his appointment as Executive Vice President and
                                                  Chief Financial Officer of Thomson, Mr. Daleo was
                                                  the Executive Vice President, Business Operations
                                                  and Planning, of Thomson.

Steven A. Denning...............................  Director. Mr. Denning has been a director since
  General Atlantic Partners                       2000. Mr. Denning is the Managing Partner of
  Pickwick Plaza                                  General Atlantic Partners, LLC.
  Greenwich, Connecticut 06830

John F. Fraser..................................  Director. Mr. Fraser has been a director since
  Air Canada                                      1989. Mr. Fraser is Chairman of Air Canada.
  355 Portage Avenue, Suite 500
  Winnipeg, Manitoba R3B 2C3
  Canada

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                          --------------------------------------------------
V. Maureen Kempston Darkes......................  Director. Ms. Kempston Darkes has been a director
  General Motors Corporation                      since 1996. Ms. Kempston Darkes is Group Vice
  2901 SW 149th Avenue, #400                      President, General Motors Corporation, and
  Miramar, Florida 33027                          President of GM Latin America, Africa and Middle
                                                  East. Prior to 2001, Ms. Kempston Darkes was
                                                  President and General Manager of General Motors of
                                                  Canada Limited.
Richard J. Harrington...........................  President and Chief Executive Officer and Director.
                                                  Mr. Harrington has been the President and Chief
                                                  Executive Officer since 1997 and a director since
                                                  1993.
Roger L. Martin.................................  Director. Mr. Martin has been a director since
  Rotman School of Management                     1999. Mr. Martin is Dean of the Joseph L. Rotman
  105 St. George Street                           School of Management at the University of Toronto.
  Toronto, Ontario M5S 3E6
  Canada
Vance K. Opperman...............................  Director. Mr. Opperman has been a director since
  Key Investment Inc.                             1996. Mr. Opperman is President and Chief Executive
  601 Second Avenue South                         Officer of Key Investment Inc.
  Suite 5200
  Minneapolis, Minnesota 55402
David H. Shaffer................................  Executive Vice President of Thomson and Chief
                                                  Executive Officer of Thomson Financial and
                                                  Director. Mr. Shaffer has been Executive Vice
                                                  President and a director of Thomson since 1998. In
                                                  2002, Mr. Shaffer was appointed Chief Executive
                                                  Officer of Thomson Financial. Prior to this
                                                  appointment, he was Chief Executive Officer of
                                                  Thomson Learning. Mr. Shaffer has also been the
                                                  Chief Operating Officer of Thomson.
John M. Thompson................................  Director. Mr. Thompson was appointed to the board
  TD Bank Financial Group                         in January 2003. He became the Lead Director and
  TD Tower                                        Chairman of TD Financial Group in April 2003 and is
  66 Wellington Street West                       the retired Vice Chairman of the board of directors
  4th Floor                                       of IBM Corporation. From 1995 to 2000, Mr. Thompson
  Toronto, Ontario M5K 1A2                        served as Senior Vice President and Group Executive
  Canada                                          of IBM's Software Group.
Kenneth R. Thomson..............................  Director. Mr. Thomson stepped down as Chairman of
  The Woodbridge Company Limited                  the board after the annual meeting on May 8, 2002
  65 Queen Street West                            after having served in that role since 1978. Mr.
  Toronto, Ontario M5H 2M8                        Thomson continues to be a director and is also
  Canada                                          Chairman of Woodbridge.
Peter J. Thomson................................  Director. Mr. Thomson has been a director since
  The Woodbridge Company Limited                  1995. He is Deputy Chairman of Woodbridge.
  65 Queen Street West
  Toronto, Ontario M5H 2M8
  Canada
Richard M. Thomson..............................  Director. Mr. Thomson has been a director since
  The Toronto Dominion Bank                       1984 and also serves as the director of a number of
  66 Wellington Street West                       other companies. Mr. Thomson is not related to the
  10th Floor                                      family of Kenneth R. Thomson.
  TD Tower, TD Centre
  Toronto, Ontario M5K 1A2
  Canada

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                          --------------------------------------------------
John A. Tory....................................  Director. Mr. Tory has been a director since 1978.
  The Woodbridge Company Limited                  Mr. Tory is President of Thomson Investments
  65 Queen Street West                            Limited, a Thomson family holding company.
  Toronto, Ontario M5H 2M8
  Canada
Brian H. Hall...................................  Executive Vice President of Thomson and President
                                                  and Chief Executive Officer of Thomson Legal and
                                                  Regulatory.
Ronald H. Schlosser.............................  Executive Vice President of Thomson and President
                                                  and Chief Executive Officer of Thomson Learning. In
                                                  2002, Mr. Schlosser was appointed President and
                                                  Chief Executive Officer of Thomson Learning. Prior
                                                  to this appointment, Mr. Schlosser was President
                                                  and Chief Executive Officer of Thomson Scientific
                                                  and Healthcare.
James C. Smith..................................  Executive Vice President of Executive Development
                                                  and Corporate Affairs. Mr. Smith has been Executive
                                                  Vice President of Executive Development and
                                                  Corporate Affairs since January 2002. Prior to this
                                                  appointment, Mr. Smith held a number of operating
                                                  positions with Thomson, primarily in the newspaper
                                                  group that was sold in 2000 and 2001.
Deirdre Stanley.................................  Senior Vice President and General Counsel. Ms.
                                                  Stanley has been Senior Vice President and General
                                                  Counsel since July 2002. Prior to joining Thomson,
                                                  Ms. Stanley was Executive Vice President, Business
                                                  Development and Strategy for the Electronic
                                                  Commerce Solutions division of USA Interactive
                                                  (formerly USA Networks, Inc.). Ms. Stanley joined
                                                  USA Networks in 1999 as the deputy general counsel.
                                                  Prior to joining USA Networks, Ms. Stanley was the
                                                  associate general counsel for domestic strategic
                                                  transactions at GTE Corporation.

     2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is c/o The Thomson Corporation, Metro Center, One Station Place, Stamford, Connecticut 06902. Other than Mr. Beckingham, who is a citizen of the United Kingdom, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to the position held with Purchaser.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                          --------------------------------------------------
Brian H. Hall...................................  Chief Executive Officer since March 2003. Mr. Hall is the Executive Vice President of Thomson and
                                                  President and Chief Executive Officer of Thomson
                                                  Legal and Regulatory.
Dennis J. Beckingham............................  Chief Financial Officer since March 2003. Mr.
                                                  Beckingham is the Executive Vice President and
                                                  Chief Financial and Operations Officer of Thomson
                                                  Legal and Regulatory.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT ADDRESS                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                          --------------------------------------------------
Michael E. Wilens...............................  President since March 2003. Mr. Wilens is President of Thomson West. Prior to his appointment as
                                                  President of Thomson West in 2000, Mr. Wilens
                                                  served as Executive Vice President and Chief
                                                  Technology Officer for West Group and Thomson.
Edward A. Friedland.............................  Director, Vice President and Secretary since March
                                                  2003. Mr. Friedland is the Vice President and
                                                  Deputy General Counsel of Thomson.
Marc E. Gold....................................  Director and Assistant Secretary since March 2003.
                                                  Mr. Gold has been Senior Counsel of Thomson since
                                                  January 2003. Prior to joining Thomson, Mr. Gold
                                                  was an attorney at the law firm of Akin Gump
                                                  Strauss Hauer & Feld LLP.

     Manually signed facsimiles of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and the Share Certificates and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses or to the facsimile number set forth below.

                        The Depositary for the Offer is:

                              [COMPUTERSHARE LOGO]

                   By Mail:                            By Hand or Overnight Courier:
         Computershare Trust Company                    Computershare Trust Company
                 of New York                                    of New York
             Wall Street Station                             Wall Street Plaza
                P.O. Box 1010                            88 Pine Street, 19th Floor
           New York, NY 10268-1010                           New York, NY 10005

                           By Facsimile Transmission:
                       (For Eligible Institutions Only):
                                 (212) 701-7636

                Confirm Receipt of Facsimile by Telephone Only:
                                 (212) 701-7624

                             ---------------------

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                All Others Please Call Toll-Free: (888) 750-5834